UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 18, 2007

IDEARC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32939	20-5095175
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, DFW Airport, Texas 75261

(Address of principal executive offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2006 Short Term Incentive Award

In connection with the separation (the “Spin-Off”) of Idearc Inc. (the “Company”) from Verizon Communications Inc. (“Verizon”) in November 2006, the Company and Verizon entered into an Employee Matters Agreement pursuant to which the Company agreed, among other things, to assume all liabilities relating to Company participants under a Verizon short term incentive plan (the “Plan”) in which such persons participated at the time of the Spin-Off.

On January 18, 2007, the Human Resources Committee of the Company’s board of directors approved the payment of an aggregate of approximately $27.5 million under the Plan, payable in cash to eligible Company participants. The maximum aggregate award under the Plan payable to all Company participants was determined by Verizon based on the terms and conditions of its Plan. The Company determined individual award amounts based on Company and individual performance. The amounts payable to the Company’s named executive officers are as follows:

Name	Title	Award Amount
Katherine J. Harless	President and Chief Executive Officer	$556,959
Andrew Coticchio	Executive Vice President, Chief Financial Officer and Treasurer	$231,750
Frank P. Gatto	President – Northeast	$206,646
W. Scott Hanle	President – West & Independent	$204,298
Michael D. Pawlowski	Senior Vice President and Chief Marketing Officer	$176,346

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEARC INC.

By:	/s/ William G. Mundy
Name:	William G. Mundy
Title:	Executive Vice President, General Counsel and Secretary

Date: January 24, 2007

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